Exhibit 99.3

Capital Availability

Assumes no property sales, new investments or additional cash flow

(as of November 2, 2011)

($ thousands)
	2011	2012	2013	2014
Capital Sources:

Line commitments (1)	$850,000	$—	$—	$—
Outstanding line balance - 11/2/11	(50,000)	—	—	—

Line Availability	800,000	772,322	500,882	461,621

Cash balance - 11/2/11(2)	17,730	—	—	—

Funding Availability before Capital Requirements	817,730	772,322	500,882	461,621

Capital Requirements:
Financing requirements - maturing consolidated debt	(19,997)	(192,367)	(17,822)	(173,520)
Assumed equity requirement to refinance maturing JV mortgage debt	—	(42,410)	—	—
Costs to complete in-process developments and redevelopments (3)	(20,919)	(32,172)	(16,947)	(20,952)
Other required capital expenditures (4)	(4,491)	(4,491)	(4,491)	(4,491)

Total Capital Requirements	(45,408)	(271,440)	(39,261)	(198,963)

Total Capital Availability	$772,322	$500,882	$461,621	$262,658

(1)	Includes $250 million Term Loan expected to close in November 2011
(2)	Including our pro rata share of co-investment partnerships
(3)	Net of tenant reimbursements, but exclusive of out parcel proceeds
(4)	$0.15 psf on portfolio GLA, including our pro rata share of co-investment partnerships